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                              Mayer Brown & Platt
                                 1675 Broadway
                            New York, New York 10019-5820




                                                                February 8, 2000

To the Persons Listed on
  Schedule I Attached hereto

                  Re: Agreement and Plan of Reorganization for the Exchange of Stock of Morgan Stanley Dean Witter Mid-Cap Equity Trust for Substantially All of the Assets of Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities, dated as of January 26, 2000 (the "Reorganization Agreement").

Ladies and Gentlemen:

     We have acted as counsel to Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities ("Mid-Cap Dividend"), and Morgan Stanley Dean Witter Mid-Cap Equity Trust ("Mid-Cap Equity") in connection with the proposed transfer of substantially all of the assets of Mid-Cap Dividend to Mid-Cap Equity and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement/prospectus (the "Proxy Statement/Prospectus") on Exhibit 12 to the Form N-14 Registration Statement.

     In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement on Form N-14 for the Reorganization, and the Proxy Statement/Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Dean Witter Advisors Inc. (the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated February 8, 2000, and (iv) such other documents and materials as we have deemed



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February 8, 2000
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necessary or appropriate for purposes of the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in rendering this opinion that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

     We have also assumed for purposes of rendering our opinion (i) the accuracy of, and material compliance with, the representations of the Advisor set forth in the letter referred to above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of Mid-Cap Equity and Mid-Cap Dividend made in the Reorganization Agreement, and (iii) that there are no agreements or understandings other than those of which we have been informed that would affect our conclusions set forth below.

     The opinion set forth below is based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service.

     Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinion could affect the conclusions set forth below.

         In addition, the opinion expressed herein is given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinion set forth below.

         Based on the foregoing, we are of the opinion that, for federal income tax purposes:

         1. The summaries of United States federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Synopsis -- Tax Consequences of the Reorganization", "The Reorganization -- The Board's Consideration" and "The Reorganization --Tax Aspects of the Reorganization" are accurate in all material respects as to matters of law and legal conclusions.


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February 8, 2000
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         2. The transfer of Mid-Cap Dividend's assets in exchange for Mid-Cap
Equity Shares(1) and the assumption by Mid-Cap Equity of certain stated liabilities of Mid-Cap Dividend followed by the distribution by Mid-Cap Dividend of Mid-Cap Equity Shares to the Mid-Cap Dividend Shareholders in exchange for their Mid-Cap Dividend shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and Mid-Cap Dividend and Mid-Cap Equity will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

         3. No gain or loss will be recognized by Mid-Cap Equity upon receipt of the assets of Mid-Cap Dividend solely in exchange for Mid-Cap Equity Shares and the assumption by Mid-Cap Equity of the stated liabilities of Mid-Cap Dividend.

         4. No gain or loss will be recognized by Mid-Cap Dividend upon the transfer of the assets of Mid-Cap Dividend to Mid-Cap Equity in exchange for Mid-Cap Equity Shares and the assumption by Mid-Cap Equity of the stated liabilities or upon the distribution of Mid-Cap Equity Shares to the Mid-Cap Dividend Shareholders in exchange for their Mid-Cap Dividend shares.

         5. No gain or loss will be recognized by the Mid-Cap Dividend Shareholders upon the exchange of the Mid-Cap Dividend shares for Mid-Cap Equity Shares.

         6. The aggregate tax basis for the Mid-Cap Equity Shares received by each Mid-Cap Dividend Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Mid-Cap Dividend shares held by each such Mid-Cap Dividend Shareholder immediately prior to the Reorganization.

         7. The holding period of the Mid-Cap Equity Shares to be received by each Mid-Cap Dividend Shareholder will include the period during which the Mid-Cap Dividend shares surrendered in exchange therefor were held (provided such Mid-Cap Dividend shares are held as capital assets on the date of the Reorganization).

         8. The tax basis of the assets of Mid-Cap Dividend acquired by Mid-Cap Equity will be the same as the tax basis of such assets to Mid-Cap Dividend immediately prior to the Reorganization.

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(1)      Capitalized terms used herein without definition have the meanings ascribed to them in the Reorganization Agreement.



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February 8, 2000
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     9. The holding period of the assets of Mid-Cap Dividend in the hands of
Mid-Cap Equity will include the period during which those assets were held by Mid-Cap Dividend.

     This opinion is being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings "Synopsis -- Tax Consequences of the Reorganization" and "The Reorganization -- Tax Aspects of the Reorganization" in the Proxy Statement/Prospectus.

                                                        Very truly yours,

                                                        /s/ Mayer, Brown & Platt
                                                        MAYER, BROWN & PLATT



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February 8, 2000
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                                   SCHEDULE I

Morgan Stanley Dean Witter
Mid-Cap Dividend Growth Securities

Morgan Stanley Dean Witter
Mid-Cap Equity Trust